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                                                                     EXHIBIT 5.1
                          OPINION OF LATHAM & WATKINS

                       [Letterhead of LATHAM & WATKINS]


                                August 5, 1999




NorthPoint Communications Group, Inc.
222 Sutter Street
San Francisco, California 94108

          Re:   NorthPoint Communications Group, Inc.
                35,220,164 shares of common stock, par value $0.001 per share
                -------------------------------------------------------------

Ladies/Gentlemen:

     In connection with the registration on a Form S-8/S-3 to be filed with the Securities and Exchange Commission (the "Commission") on August 5, 1999 (the "Registration Statement"), under the Securities Act of 1933, as amended, of an aggregate of 35,220,164 shares (the "Shares") of common stock, par value $0.001 per share, of NorthPoint Communications Group, Inc. (the "Company"), of which 13,308,329 shares are reserved for issuance upon the exercise of stock options that may be granted under the Amended and Restated 1999 Stock Plan of NorthPoint Communications Group, Inc. (the "1999 Plan") 5,919,080 of which are subject to outstanding stock options), 13,743,220 shares subject to options outstanding under the NorthPoint Communication's, Inc. 1997 Stock Option Plan (the "1997 Plan," and together with the 1999 Plan, the "Plans") (all of which are subject to outstanding stock options), and 2,248,285 shares have been issued by the Company pursuant to the exercise of options granted under the Plans.

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that (i) the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of such Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable; and
(ii) the Shares which have already been issued pursuant to the exercise of options granted under the Plans are duly authorized, validly issued, fully paid and nonassessable.
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     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ LATHAM & WATKINS